Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CODA OCTOPUS GROUP, INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF AUGUST, A.D. 2008, AT 8:15 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

3828185 8100

080908725

AUTHENTICATION: 6819682

DATE: 08-28-08

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:23 PM 08/27/2008
FILED 08:15 PM 08/27/2008
SRV 080908725 - 3828185 FILE

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
CODA OCTOPUS GROUP, INC.,

a Delaware corporation

Coda Octopus Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

FIRST: The name of the Corporation is Coda Octopus Group, Inc.

SECOND: Pursuant to Section 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has duly approved, the amendment to the Certificate of Incorporation of the Corporation, as amended, set forth in this Certificate of Amendment.

THIRD: that the Certificate of Incorporation of this corporation be amended further by changing the Article "FOURTH" to read as follows:

> "The total number of shares which the corporation shall have authority to issue is One Hundred Fifty Five Million (155,000,000), of which five million (5,000,000) shall be preferred shares, each having a par value of $0.001, and One Hundred Fifty Million (150,000,000) shall be common shares, each having a par value of $0.001."

FOURTH: That this Certificate of Amendment shall be effective as of the date of filing.

IN WITNESS WHEREOF, Coda Octopus Group Inc. has caused this Certificate to be signed by Jason Reid, its President, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this Certificate is his act and deed, this 27th day of August, 2008.

CODA OCTOPUS GROUP, INC.

By: ________
Jason Reid, President